Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 18, 2025 relating to the financial statements of Kalaris Therapeutics, Inc., appearing in the Current Report on Form 8-K of Kalaris Therapeutics, Inc. filed on March 18, 2025.

/s/ Deloitte & Touche LLP
San Francisco, California
June 4, 2025